OrthoPediatrics Corp. Reports Preliminary Unaudited Revenue for Fourth Quarter and Record Setting Full Year 2019

Full year revenue approximately $72.6 million, up 26% year-over-year, representing the highest annual revenue in company history

WARSAW, Indiana, January 13, 2020 — OrthoPediatrics Corp. (“OrthoPediatrics”) (NASDAQ: KIDS), a company focused exclusively on advancing the field of pediatric orthopedics, today announced its preliminary unaudited revenue for the fourth quarter and full year ended December 31, 2019.

Preliminary unaudited fourth quarter 2019 revenue is expected to be $19.0 million, up 30%, when compared to $14.6 million in the fourth quarter of 2018. OrthoPediatrics’ preliminary unaudited full year 2019 revenue is expected to be a record setting $72.6 million, representing annual growth of 26%.

The company plans to release its fourth quarter and full year 2019 financial results in early March 2020. The quarterly and annual preliminary revenue estimates for 2019 included in this press release are prior to the completion of review and audit procedures by the company’s independent registered public accounting firm and are therefore subject to adjustment.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of U.S. federal securities laws. You can identify forward-looking statements by the use of words such as "may," "might," "will," "should," "expect," "plan," "anticipate," "could," "believe," "estimate," "project," "target," "predict," "intend," "future," "goals," "potential,” "objective," "would" and other similar expressions. Forward-looking statements involve risks and uncertainties, many of which are beyond OrthoPediatrics’ control. Important factors could cause actual results to differ materially from those in the forward-looking statements, including, among others, the risks, uncertainties and factors set forth under "Risk Factors" in OrthoPediatrics’ Annual Report on Form 10-K filed with the SEC on March 7, 2019 and OrthoPediatrics’ other filings with the SEC from time to time. Forward-looking statements speak only as of the date they are made. OrthoPediatrics assumes no obligation to update forward-looking statements to reflect actual results, subsequent events, or circumstances or other changes affecting such statements except to the extent required by applicable securities laws.

About OrthoPediatrics Corp.
Founded in 2006, OrthoPediatrics is an orthopedic company focused exclusively on advancing the field of pediatric orthopedics. As such it has developed the most comprehensive product offering to the pediatric orthopedic market to improve the lives of children with orthopedic conditions. OrthoPediatrics currently markets 33 surgical systems that serve three of the largest categories within the pediatric orthopedic market. This offering spans trauma and deformity, scoliosis, and sports medicine/other procedures. OrthoPediatrics’ global sales organization is focused exclusively on pediatric orthopedics and distributes its products in the United States and 43 countries outside the United States. For more information, please visit www.orthopediatrics.com.

Investor Contacts
The Ruth Group
Tram Bui / Emma Poalillo
(646) 536-7035 / 7024
tbui@theruthgroup.com / epoalillo@theruthgroup.com

2850 Frontier Drive Warsaw, Indiana 46582 www.orthopediatrics.com					TOLL-FREE PHONE FAX	877.268.6339 574.268.6379 574.269.3692

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